CODE OF ETHICS AND STANDARDS OF BUSINESS CONDUCT

EAM Investors, LLC ("EAM") is an investment adviser registered with the U.S. Securities and Exchange Commission under the Investment Advisers Act of 1940.

EAM provides investment management and supervisory services on a discretionary basis and currently offers three different investment styles, which are:

Small Cap Growth -seeks capital appreciation by investing in companies that correspond to the market values within the range of the Russell 2000 Growth Index.

Micro Cap Growth --seeks capital appreciation by investing in companies that correspond to the market values within the range of the Russell Micro Cap Growth Index.

Ultra Micro Cap Growth --seeks capital appreciation by investing in companies whose market values correspond to the bottom half of the Russell Micro Cap Growth Index.

Pursuant to Rule 204A-1 of the Investment Advisers Act of 1940 (the "Adviser's Act"), an investment adviser is required to establish, maintain and enforce a written code of ethics that must set forth standards of conduct expected of advisory personnel and address conflicts that arise from personal trading by advisory personnel.

Scope of Policy

EAM has adopted the following *Code of Ethics and Standard of Business Conduct* ("the Code"). EAM will provide to Supervised Persons a copy of the Code and any amendments to the Code. Supervised Persons of EAM will be required to acknowledge, in writing, receipt of a copy of the Code and any amendments thereto.

EAM's Supervised Persons are its partners, officers, directors (or other persons occupying a similar status or performing similar functions) and employees, as well as any other persons who provide advice on behalf of the adviser and are subject to EAM's supervision and control.

Derek Gaertner is the Chief Compliance Officer ("CCO") for EAM. The CCO is responsible for the administration of EAM's compliance program. Any questions regarding the Code should be addressed with the CCO.

The Code requires Supervised Persons to report or disclose to and seek approval from the CCO for certain activities. In the case of the CCO, the CCO will report to and seek approval from Senior Vice President and Portfolio Manager, **Montie L. Weisenberger**.

Code of Ethics

EAM is an investment adviser and as such is a fiduciary that owes its clients a duty of undivided loyalty. Supervised persons of EAM will:

1. Act for the benefit of their clients, and place their client's interests before their own;
2. Exercise independence in making investment decisions for clients;
3. Conduct personal securities transactions in a manner that is consistent with the Code and act to avoid actual or potential conflicts of interest or abuse of their position of trust and responsibility;
4. Safeguard and keep confidential nonpublic personal information of clients; and
5. Comply with applicable federal securities laws.

Code of Business Conduct

In reflection of the Code, EAM adopts the following standards of business conduct.

Compliance with Securities Laws & Rules

Supervised Persons will comply with all applicable federal securities laws. Furthermore, Supervised Persons will not engage in any professional conduct involving dishonesty, fraud, deceit, or misrepresentation.

Federal securities laws means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940 ("Advisers Act"), Title V of the Gramm-Leach-Bliley Act, any rules adopted by the U.S. Securities and Exchange Commission (the "Commission") under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

Conflicts of Interest

Supervised Persons will make best efforts in identifying actual and potential conflicts of interest. Supervised Persons will seek to avoid conducting personal or private business that conflicts with, or gives the appearance of conflicting with, the interests of the firm or its clients. Where potential conflicts cannot be eliminated, Supervised Persons will fully disclose those to EAM, and EAM will fully disclose material facts concerning that conflict to the client(s). EAM considers a "conflict of interest" to be any situation in which the Supervised Persons' own interests could interfere with the Supervised Persons' responsibilities as a representative of EAM. EAM expects Supervised Persons to report a potential conflict of interest to the CCO.

Outside Business Activities

Supervised Persons have a duty of loyalty to the firm and his or her efforts should be devoted to the firm's business. EAM encourages Supervised Persons' participation in outside business activities that enhance the professionalism of its Supervised Persons and the reputation of the firm, and that are civic, charitable, and professional in nature. Simultaneously, EAM recognizes that outside business activities may raise conflicts of interest. Supervised Persons must disclose, at the time they become a Supervised Person of EAM and upon any change thereafter, all outside business activities. Supervised Persons may not engage in any outside business without first receiving prior approval for the activity from the CCO. This pre-approval must be sought in writing with a clear description of the activities to be performed and any compensation to be received. Decisions by the CCO will be included in the Supervised Person's personnel file.

Outside business activities requiring disclosure include, but are not limited to:

1. Being employed by or compensated by any other entity;
2. Being active in any other business, including part-time, evening, or weekend employment;
3. Being active in any civic or charitable organization;
4. Serving as an officer, director or partner in any other entity;

5. Owning an interest in any non-publicly traded company or other private, non-real property investment; or
6. Acting as a trustee for client accounts.

Supervised Persons will also comply with the requirements regarding disclosure of conflicts of interest imposed by law and by rules or organizations governing their activities and will comply with any prohibitions on their activities if conflicts of interest exist.

Maintenance of Independence and Objectivity

Supervised Persons will use particular care and good judgment to achieve and maintain independence and objectivity in the performance of their roles and responsibilities. Supervised Persons will avoid giving or receiving any gift, donation, benefit, service or other favor that might affect, or be seen to potentially affect, the performance of their roles and responsibilities, or which might compromise the credibility of EAM.

Political Contributions, Gifts and Entertainment

EAM recognizes the potential conflicts of interest when the firm and/or its Supervised Persons make political contributions or give and/or receive gifts (for the purpose of this Code "gifts" include but are not limited to any type of merchandise, prizes, travel expenses, meals and certain types of entertainment) or other items of value to/from any person or entity that does business with or on behalf of EAM. Therefore, EAM has adopted the following policies and procedures regarding political contributions and giving and/or receiving gifts:

Political Contributions
Covered Associates are prohibited from making any direct or indirect (e.g. through another person, firm, family member, or political action committee) political contribution, either personally or on behalf of EAM, to any political party, elected official or candidate with the intention of obtaining or maintaining any business for EAM. Any political contribution made by a Covered Associate in excess of $150 per calendar year per elected official or candidate, state or local political party, or political action committee must be pre-approved by the CCO. See the *Political Contributions* policy in the P&P for complete policies and procedures with respect to political contributions.

Giving Gifts
Supervised Persons will not give a gift to any client, potential client, vendor, potential vendor or anyone else that does business or seeks to do business with the firm that is worth more than $250.00, without receiving prior written approval from the CCO. All gifts given over $100.00 must be reported to the CCO.

Receiving Gifts
Supervised Persons will not accept any gift or other item from any client, potential client, vendor, potential vendor or anyone else that does business with or seeks to do business with the firm that is worth more than $250.00 in value, without written approval from the CCO. All gifts received over $100.00 must be reported to the CCO.

Cash and/or gift cards will never be offered or accepted, regardless of the amount. The CCO will maintain a log of gifts given and gifts received.

Personal Securities Holdings and Transactions

Supervised Persons, who are Access Persons, as that term is defined below, will disclose to EAM their holdings and transactions in securities or other investments for which they are a beneficial owner, as defined below, and as per the instructions in the firm's policies and procedures.

Furthermore, Supervised Persons, who are Access Persons, will obtain written pre-approval for certain personal investments in accordance with the firm's policies and procedures.

Definition of Access Person

An access person is defined as any Supervised Person:

1. Who has access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or
2. Who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

For the purposes of this Code, EAM considers all its employees to be Access Persons.

Beneficial Owner

For purposes of the Code, an individual is a "beneficial owner" if the individual, directly or indirectly, has:

1. a direct or indirect pecuniary interest in the securities;
2. The power to vote or direct the voting of the shares of the securities or investments;
3. The power to dispose or direct the disposition of the security or investment.

The above definition applies to securities held in accounts of the Supervised Person and/or the Supervised Person's immediate family members living in the same household.

Supervision

Supervised Persons with supervisory responsibility, authority, or the ability to influence the conduct of others will exercise reasonable supervision over those subject to their supervision or authority in order to prevent any violations of applicable statutes, regulations, or provisions of the Code. In so doing, Supervised Persons may rely on procedures established by EAM that are reasonably designed to prevent and detect such violations.

Preserving Confidentiality

EAM has implemented policies and procedures, with are outlined in the firm's policies and procedures manual, to limit the sharing of and access to nonpublic personal information regarding the firm's clients to EAM personnel who need that information to provide services to those clients.

Supervised Persons will at all times preserve the confidentiality of information communicated by clients, unless they receive information concerning illegal activities on the part of the client. If that happens, the Supervised Person should give the information directly to the CCO for further action.

Insider Information

No Supervised Person, while in the possession of material nonpublic information about a company, will for his/her portfolio or for the portfolios of others buy or sell the securities of that company until that information becomes publicly disseminated and the market has had an opportunity to react.

No Supervised Person will communicate or "tip" material nonpublic information about a company to any person except for lawful purposes.

Supervised Persons will adhere to the firm's policies and procedures regarding insider information as outlined in the firm's compliance manual. Any improper trading or other misuse of material nonpublic information by any Supervised Person may be grounds for immediate dismissal.

Portfolio Investment Recommendations and Actions

Supervised Persons will deal fairly and objectively with clients and prospects when disseminating investment recommendations, disseminating material changes in prior investment recommendations, and taking investment action.

Priority of Transactions

Transactions for clients will have priority over transactions in securities or other investments of which EAM or any Supervised Persons is the beneficial owner so that such personal or proprietary transactions do not operate adversely to their clients' interests.

Prohibition against Misrepresentation

Supervised Persons will not make statements, orally or in writing, that misrepresent:

1. The services that they or the firm is capable of performing;
2. Their qualifications or the qualifications of the firm; or
3. The individual's academic or professional credentials.

Supervised Persons will not make or imply, orally or in writing, any assurances or guarantees regarding any investment, except to communicate accurate information regarding the terms of the investment instrument and the issuer's obligations under the instrument.

Reporting Violations

Supervised Persons must promptly report any violation or suspected violation of the Code or of any securities laws, or rules to the CCO. No retaliation or retribution of any kind will be taken against a Supervised Person for reporting a violation or potential violation in good faith.

All reports will be promptly investigated and, if deemed necessary, appropriate action will be taken. The CCO will be responsible for leading any investigations and reporting violations and investigative findings to the appropriate supervisor and senior management. EAM senior management may utilize any or all of the sanctions described below.

Sanctions/Disciplinary Policy

EAM senior management may use any or all of the following sanctions against any Supervised Person found to have violated either the Code or the firm's written compliance policies and procedures.

1. Letter of Caution
2. Admonishment
3. Fine, disgorgement
4. Suspension
5. Termination
6. Report Violation to Regulatory Authorities

Personal Trading

EAM's policy permits Access Persons to maintain personal securities accounts provided that investing by Access Persons is consistent with EAM's fiduciary duty to its clients and consistent with regulatory requirements.

Personal securities transactions must never adversely affect clients. EAM will monitor trading activity of its Access Persons to confirm that the interests of clients come first, and that the trading activity complies with applicable securities laws. All securities transactions and holdings in any account of an Access Person or their immediate family members living in the same household, which the Access Person has control of and/or is a beneficial owner of, are subject to review by EAM.

Definition of Access Person

An Access Person is defined as any Supervised Person:

1. Who has access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or
2. Who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

For the purposes of this P&P, EAM considers all its officers and employees to be Access Persons.

Current Access Persons

See **Appendix A** for a list of current Access Persons.

Personal Securities Transactions Policy

Access Persons may have personal accounts that are managed by EAM in the same styles as EAM manages for clients. However, neither EAM nor any of EAM's Access Persons may effect in any non-managed account for himself or herself, or for his or her immediate family (i.e., spouse, minor children, and adults living in the same household as the Access Person), or for any trust accounts for which the Access Person serves as a trustee or in which the Access Person has a beneficial interest (collectively "Covered Persons"), any transactions in a security which is being actively purchased or sold, or is being considered for purchase or sale, on behalf of any of EAM's clients.

Access Persons are limited to trading within non-managed accounts: mutual funds, exchange traded funds (ETFs), fixed income securities, individual equities that have a market capitalization of $10 billion or greater at the time of purchase, direct obligations of the government of the United States; bankers' acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments, including repurchase agreements.

Access Persons must also follow the requirements under pre-clearance of trades and black out and holding periods, if applicable, before placing a trade.

Reportable Funds
EAM serves as a sub-adviser to a number of registered investment companies (mutual funds). In addition an EAM affiliate also sub-advises to registered investment companies. Rule 204A-1 of the Investment Adviser Act of 1940 requires reporting by access persons of transactions in and holdings of "reportable funds." According to the rule, "reportable funds" mean:

i. Any fund for which you serve as an investment adviser as defined in section 2(a)(20) of the Investment Company Act of 1940; or
ii. Any fund whose investment adviser or principal underwriter controls you, is controlled by you, or is under common control with you. For purposes of this section, control has the same meaning as it does in section 2(a)(9) of the Investment Company Act.

EAM will circulate at least annually a list of reportable funds to all access persons. Access persons are required to report transactions and holdings in reportable funds in the Personal Security Transaction Reports and Personal Holdings Reports.

Prohibited Transactions

At no time may EAM or any Access Person purchase for their own account or for any account in which EAM or Access Persons has a beneficial interest securities where Roth is a manager, co-manager, underwriter or any part of the syndicate that is offering the securities to the public (e.g. initial public offerings (IPOs) and secondary offerings).

Pre-Clearance of Trades

Access Persons are required to obtain written approval from the COO prior to effecting, for himself or herself, for his or her immediate family (i.e. spouse, minor children, and adults living in the same household as the Access Person), for trusts for which the Access Person serves as a trustee or in an account which the Access Person has a beneficial interest (collectively "Covered Persons"), any transactions in securities:

1. which is on a "restricted" list, if maintained;
2. which is a private placement;
3. which is a limited offering; or
4. which is an initial public offering.

Access Persons desiring to trade a security requiring pre-clearance, should submit a Pre-Approval for Securities Transaction Form (See **Appendix E**) to the CCO for written approval.

Blackout Periods

No Access Person shall execute a securities transaction on a day during which any client has a pending "buy" or "sell" order in that same security until that order is executed or withdrawn.

No portfolio manager of a client account(s) shall buy or sell a security within at least seven (7) calendars days before and after the client account(s) trades in that security.

Ban on Short-Term Trading Profits

Access Persons are expected to refrain from trading for short term profits. Day Trading (buying and selling in the same security on the same business day) of any Security is strictly prohibited.

If an Access Person owns stock that becomes a holding for a client account at some point in the future, the Access Person is subject to a 60 day holding period restriction effective the day the stock becomes a holding for a client account.

Exceptions to the Personal Trading Policies

The foregoing prohibited transactions, pre-clearance, ban on short-term trading profits policies and procedures are not applicable to transactions (a) effected in any account over which neither EAM nor any Access Person of EAM has any direct or indirect influence or control; (b) with respect to securities effected pursuant to an automatic investment plan; (c) in securities that are: direct obligations of the government of the United States; bankers' acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments, including repurchase agreements; shares issued by money market funds; shares issued by non-affiliated registered open-end investment companies (not including exchange trade funds (ETFs) and funds advised or sub-advised by EAM), or shares issued by unit investment trusts that are invested exclusively in one or more open-end mutual funds.

Under certain limited circumstances, exceptions may be made by the CCO to the policies stated above. The CCO will maintain records of these trades, including the reasons for any exceptions.

Violations of the Personal Trading Policies

Upon discovering a violation of the personal trading policies, EAM may impose such sanctions as it deems appropriate, including, among other things, disgorgement of profits, a letter of censure or suspension, or termination of the employment of the violator.

Personal Accounts

To assist in the monitoring of employee trading, EAM requests Access Persons who maintain personal accounts and accounts for which the Access Person has a beneficial interest, to ensure duplicate statements of such accounts are forwarded directly from the brokerage firm to the CCO on a monthly or quarterly basis. The CCO will periodically review the trading activity and for potential conflicts of interest or violation of the Code of Ethics holdings afforded by these downloads.

Personal Security Holdings and Transaction Records

Personal Holdings Reports

Access Persons must, within ten (10) days of becoming an Access Person and at least annually thereafter, report to the CCO their personal securities holdings on the firm's Holdings Report (See **Appendix F**). Each Holdings Report must contain, at a minimum, the following information:

1. The name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the access person's direct or indirect benefit; and
2. The date the Access Person submits the report.

In addition, the Access Person will ensure that the CCO either has access to direct downloads of positions of all brokerage accounts or receives duplicate brokerage statements including a complete reporting of transaction activity, on at least a quarterly basis; from each broker-dealer that maintains an account for which the Access Person has a beneficial interest. The required information must be current as of a date not more than 45 days prior to the employee becoming an Access Person (for initial reports) or the date the report is submitted (for annual reports).The CCO or his designee will conduct a periodic review of the holdings reports and brokerage statements for potential conflicts of interest or violation of the Code of Ethics.

Personal Security Transaction Reports

Access Persons must report all personal securities transactions on a quarterly basis. It is the responsibility of the Access Persons to provide a signed Securities Transaction Report (See **Appendix G**) to the CCO no later than 30 days after the end of each calendar quarter.

In addition, the Access Person will ensure that the CCO either has access to direct downloads of positions of all brokerage accounts or receives duplicate brokerage statements including a complete reporting of transaction activity (in each case which will include all of the information required by Rule 17j-1(d)(1)(ii)), on at least a quarterly basis; from each broker-dealer that maintains an account for which the Access Person has a beneficial interest

The CCO or his designee will review the personal transaction activity for violations of insider trading, front-running, pre-clearance of trades as described above and other potentially abusive practices.

Record Keeping Pursuant to Rule 17j-1

EAM will comply with the record keeping requirments in Rule 17j-1(f) under the Investment Company Act of 1940, as amended.

EAM Investors, LLC
Personal Holdings Report

I, ________________________________ (*name*), hereby reconfirm my acknowledgment of, and agreement and obligation to abide by, EAM Investors, LLC.'s ("EAM") policies and procedures regarding personal securities holdings, as set forth in the firm's Code of Ethics and Written Compliance Policies and Procedures Manual. I understand that my failure to comply with these policies and procedures shall be cause for immediate termination from EAM.

I understand that EAM's policies and procedures, along with federal securities laws and regulations, require that each access person report, within ten (10) days of becoming an access person and at least once every twelve (12) months thereafter on a date set by EAM, personal holdings in all reportable securities (as defined below) of which the access person is a beneficial owner (as defined in the Code of Ethics) , including securities held by his or her immediate family (including their spouse, minor children, and adults living in the same household as the access person).

The report must contain at minimum:

(A) The name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the access person's direct or indirect benefit:

Name: ______________________ Name: ______________________

Name: ______________________ Name: ______________________

(B) The title and type of security; ticker symbol or CUSIP, as applicable; number of shares, and principal amount of each *reportable security*;

Reportable security means any security, except:

1) direct obligations of the Government of the United States;
2) banker's acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
3) shares issued by money market funds;
4) shares issued by open-end mutual funds (except Exchange Traded Funds (ETFs) and funds advised or sub-advised by EAM); and
5) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are managed by EAM or an affiliate.

(C) Information that is current as of a date no more than 45 days prior to the employee becoming an access person (for initial reports) or the date the report is submitted (for annual reports).

☐ **YES**, I hold *reportable securities*, which are outlined in the document(s) marked below and which include all required information as described in the firm's compliance policies and procedures:

☐ the attached supplemental report,
☐ the attached monthly brokerage statement(s), or
☐ statements sent directly by my broker-dealer or custodian

☐ **NO**, I do not hold any *reportable securities*.

This Holdings Report is to be signed, dated and returned to the CCO of EAM within ten (10) days of becoming an access person and within thirty (30) days of each calendar year end.

Access Person Signature ______________________ **Reviewed by: CCO or designee** ______________________

Submission Date ______________________ Review Date ______________________

EAM Investors, LLC
Personal Securities Transaction Report

FOR THE QUARTER ENDING: ☐ MARCH ☐ JUNE ☐ SEPTEMBER ☐ DECEMBER, 20____.

I, ______________________________________ (*name*), hereby reconfirm my acknowledgment of, and agreement and obligation to abide by, EAM Investors, LLC's ("EAM") policies and procedures regarding personal securities transactions, as set forth in the firm's Code of Ethics and Written Compliance Policies and Procedures Manual. I understand that my failure to comply with these policies and procedures shall be cause for immediate termination from EAM.

I understand that EAM's policies and procedures, along with federal and state securities laws and regulations, require that each access person report, within thirty (30) days of the end of each calendar quarter, any personal securities transactions in any securities accounts of the access person or his or her immediate family (including their spouse, minor children, and adults living in the same household as the access person), or for trusts for which the access person serves as trustee or in which the access person has any other direct or indirect beneficial interest.

Transactions do not need to be reported for:

1) any account in which the access person has no direct or indirect influence or control;
2) securities effected pursuant to an automatic investment plan;
3) securities that are direct obligations of the Government of the United States;
4) banker's acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
5) shares issued by money market funds;
6) shares issued by open-end mutual funds (except Exchange Traded Funds (ETFs) and funds advised or sub-advised by EAM); and
7) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are managed by EAM or an affiliate.

☐ **YES**, I have had reportable securities transactions (as described above) during the past quarter, which are outlined in the document(s) marked below and which include all required information as described in the firm's written compliance policies and procedures:

☐ the attached supplemental report and/or transaction confirmations,
☐ the attached monthly brokerage statement(s), or
☐ confirmations and/or statements that have been sent to the CCO directly by my broker/dealer or custodian

☐ **NO**, I have not had any reportable securities transaction(s) (as described above) during the past quarter.

This Quarterly Personal Securities Report is to be signed, dated and returned to the CCO of EAM within thirty (30) days of the end of each calendar quarter.

_______________________________ Access Person Signature

_______________________________ Submission Date

This Quarterly Personal Securities Report has been reviewed by:

_______________________________ CCO or designee

_______________________________ Review Date